Filed by SpeechWorks International, Inc.

with the Securities and Exchange Commission

pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Marie Ruzzo SpeechWorks International, Inc. 617.428.4444 marie.ruzzo@speechworks.com	David Waldman or John Nesbett Lippert/Heilshorn & Associates, Inc. 212.838.3777 dwaldman@lhai.com or jnesbett@lhai.com

SpeechWorks Revises Financial Guidance for Second Quarter

BOSTON, Mass.—June 16, 2003—SpeechWorks International, Inc. (Nasdaq: SPWX), a global leader in speech technologies and services, today announced that it expects total revenue for the second quarter to be within the range of $10.7-$11.2 million on a GAAP basis and loss per share to be $0.21-$0.23 on a GAAP basis. Pro forma revenue for the second quarter is expected to be at or above the top of the range of guidance previously provided by the company on its April 28, 2003 conference call, and pro forma loss per share is expected to be narrower than the previous range of guidance. The Company now expects to be within the range of $11.7-$12.2 million in pro forma revenue, which excludes non-cash stock compensation charges, and $0.09-$0.11 pro forma loss per share, which excludes charges related to its pending merger with ScanSoft, Inc. (Nasdaq: SSFT), non-cash stock compensation charges, restructuring costs and amortization of intangible assets and purchased technology.

During its April 28, 2003 conference call, the Company provided guidance for second quarter 2003 pro forma revenue of $10.7-$11.7 million and $0.11-$0.14 pro forma loss per share, before merger-related expenses.

“We are pleased with our strong performance in the second quarter,” said Stuart R. Patterson, President and CEO of SpeechWorks. “Our expected double-digit revenue growth in the quarter is being fueled by our success among enterprises and telecommunication service providers in the U.S. market.”

On April 24, 2003, ScanSoft, Inc. and SpeechWorks International, Inc. announced that they had entered into a definitive agreement for ScanSoft to purchase all of the outstanding shares of SpeechWorks common stock. Closing of the transaction remains subject to various conditions, including the approval of ScanSoft and SpeechWorks shareholders. The special meetings of shareholders will be announced at a later date, following the filing of a Registration Statement on Form S-4 by ScanSoft in connection with the proposed merger. The transaction has been approved unanimously by both boards of directors and, following shareholder approval and satisfaction of other closing conditions, is currently expected to close in August 2003.

About SpeechWorks

Organizations around the world trust SpeechWorks to manage their customer conversations. As a leading provider of speech technologies and services, SpeechWorks helps companies create and implement unique Speech Strategies that ensure maximum financial return and the highest levels of caller satisfaction. The Company provides speech recognition, text-to-speech (TTS) and speaker verification for network and embedded environments, including new multimodal devices with both an audio interface and visual display. SpeechWorks’ customers include carriers, corporations and government organizations such as AOL Time Warner, Citibank Europe, IRS, Microsoft, and United Airlines. For more information, please call 617.428.4444 or visit www.speechworks.com.

Additional Information and Where To Find It

ScanSoft intends to file a Registration Statement on Form S-4 in connection with the proposed merger, and ScanSoft and SpeechWorks intend to file with the Securities and Exchange Commission and mail to their respective stockholders a joint proxy statement/prospectus in connection with the proposed merger. Investors and security holders are urged to read the joint proxy statement/prospectus when it becomes available because it will contain important information about ScanSoft, SpeechWorks and the proposed merger. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus (when it is available) at the Securities and Exchange Commission’s web site at www.sec.gov. If you are a SpeechWorks shareholder as of the record date to be specified in the joint proxy statement/prospectus, you will receive the joint proxy statement/prospectus in connection with being asked to vote on the adoption of the merger agreement and approval of the merger. A free copy of the joint proxy statement/prospectus may also be obtained by contacting the investor relations department at either ScanSoft or SpeechWorks.

ScanSoft and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in ScanSoft’s proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 30, 2003. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from the investor relations department of ScanSoft.

SpeechWorks and its directors and executive officers also may be deemed to be participants in the solicitation of proxies from the stockholders of ScanSoft and SpeechWorks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus described above. Additional information regarding these directors and executive officers is also included in SpeechWorks’ proxy statement for its 2003 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission on April 25, 2003. This document is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and from the investor relations department at SpeechWorks.

Safe Harbor Statement

Statements in this document regarding expected financial performance, including revenue growth and loss per share, the proposed merger, the expected timetable for completing the proposed merger and any other statements about SpeechWorks future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of sales of the Company’s products and services; market acceptance of the Company’s speech-activated systems; the Company’s reliance on a limited number of large orders for substantially all its revenue; the ability to consummate the proposed merger; uncertainty surrounding the proposed merger; the respective common stock trading prices of SpeechWorks and ScanSoft; the exercise of SpeechWorks options and the sale of shares of SpeechWorks common stock by SpeechWorks employees, officers and directors; and the other factors described in ScanSoft’s and SpeechWorks’ respective Securities and Exchange Commission filings, including ScanSoft’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003 and SpeechWorks’ quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003. SpeechWorks disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

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SPEECHWORKS INTERNATIONAL, INC.

Reconciliation of Financial Information

(unaudited, in thousands, except per share amounts)	Revised Guidance Q2 2003
	Low	High
Non-GAAP Financial Measures:

Total projected revenues in accordance with GAAP	$10,725	$11,225
Non-cash stock compensation	975	975

Pro-forma projected revenues	$11,700	$12,200

Net loss in accordance with GAAP	$(7,650)	$(7,000)
Amortization of intangible assets	960	960
Amortization of purchased technology	375	375
Non-cash stock compensation	690	690
Merger-related costs	900	900

Projected Pro forma net loss	$(3,750)	$(3,100)

Projected Pro forma basic and diluted net loss per common share	$(0.11)	$(0.09)
Shares used in computing projected pro forma basic and diluted net loss per common share	33,385	33,385

Management believes that the pro forma results more clearly represent the ongoing operating results for the periods presented. Pro forma results normalize the several non-cash items that either reduce revenue or increase expenses. This supplemental financial information does not purport to be prepared in compliance with Generally Accepted Accounting Principles.

The pro forma revenue is calculated by excluding non-cash stock compensation, which represents a reduction in reported revenue. This does not purport to be prepared in compliance with Generally Accepted Accounting Principles, specifically EITF Issue 01-9, which became effective as of January 1, 2002. The pro forma net loss and net loss per common share exclude the listed non-cash expenses and restructuring costs.

The non-cash items related to stock compensation reflect the impact of the Company’s stock price during 2000 on transactions completed in that year. These results would differ materially if the same transactions were recorded in the current reporting period due to the change in the Company’s market value, rather than a change in the nature of the transactions.

The amortization of intangible assets and purchased technology are non-cash expenses included in the operating results for the periods presented.